Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Ribbon Communications Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the Ribbon Communications Inc. Amended and Restated 2019 Incentive Award Plan	457(h)	10,000,000	$3.35	(2)	$33,500,000.00	0.0000927	$3,105.45
	Total Offering Amounts					$33,500,000.00		$3,105.45
	Total Fee Offsets							—
	Net Fee Due							$3,105.45

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Ribbon Communications Inc. Amended and Restated 2019 Incentive Award Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)	Estimated in accordance with Rule 457(h)(1) under the Securities Act solely for purposes of calculating the registration fee, based on the average of the high and low sales prices for the common stock as reported on the NASDAQ Global Select Market on July 22, 2022.